UNITED STATES

Securities and Exchange Commission

Washington, D. C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

PCS Edventures!, Inc.

(Exact name of registrant as specified in its charter)

Idaho	82-0475383
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

11915 W. Executive Drive, Suite 101

Boise, Idaho 83713

(Address of principal executive offices)

Registrant’s telephone number, including area code: (208) 343-3110

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

No par value common stock

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PCS Edventures!, Inc.

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Forward-Looking Statements

When used in this Registration Statement on Form 10, the words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Unless otherwise required by applicable law, we do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Item 1. Business.

History and Organization

PCS Edventures!, Inc., an Idaho corporation (“PCS,” the “Company,” “we,” “our,” “us,” and words of similar import), was originated under the laws of the State of Idaho on August 3, 1994 as “PCS Education Systems, Inc.” On March 27, 2000, we changed our name from “PCS Education Systems, Inc.” to “PCS Edventures!.com, Inc.” On August 31, 2015, we changed our name from “PCS Edventures!.com, Inc.” to “PCS Edventures!, Inc.” PCS Edventures!, Inc. is our current company name.

On February 18, 2016, we announced the completion of an asset purchase of Thrust-UAV, a privately-held company focused on drone technology.

On March 27, 2017, the Company filed a Form 15-12g with the Securities and Exchange Commission (the “Commission”) whereby, under Rule 12g-4(a)(1) and Rule 12h-3 (b)(1)(i), it terminated its duty to file reports with the Commission.

Effective December 31, 2017, the Company’s Executive Vice President, Director, and highest-ranking operations officer, resigned to pursue other interests. Given his tenure at the Company of over 20 years and his position at the time of his departure, this effectively caused a change in executive leadership at the Company. On January 1, 2018, Michael J. Bledsoe, then Vice President and Treasurer, and a Director, was appointed to assume responsibility for the operational oversight of the Company. On April 23, 2018, he was promoted to President, a position he currently holds. Todd R. Hackett was Chairman of the Board and CEO at the time of this transition and remains in those positions with the Company.

The Company’s Board of Directors has determined that it is in the best interests of the shareholders of the Company to register its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and return to its former status as a “fully-reporting” entity with the Commission given the Company’s improved financial condition and management’s desire to improve the Company’s reporting quality to shareholders. This Registration Statement on Form 10 is filed for that purpose. Upon the automatic effectiveness this Registration Statement, which will occur 60 days after filing, our common stock will be registered under Section 12(g) of the Exchange Act.

Overview

The Company specializes in creating experiential, hands-on, K12 STEM (Science, Technology, Engineering, and Math) education products and curriculum. (STEM is often abbreviated as STEAM – Science, Technology, Engineering, Arts, and Math – to include the arts. We use the terms STEM and STEAM interchangeably throughout this document and make no significant distinction between the two terms.) Through our acquisition of Thrust-UAV, we developed educational drones and drone curriculum. Our customers include schools and school districts from the collegiate to kindergarten level, and providers of out-of-school programming which include after-school programs, military education programs, home-schooling programs, summer programs, and corporate outreach programs. We sell predominately in the United States and sell into nearly every state in the nation. We have a few international customers, but revenue from customers outside of the United States is not material and we do not focus our sales efforts on international markets at this time.

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Our products facilitate STEM education by providing engaging activities that demonstrate STEM concepts and inspire further STEM studies, with the goal of ultimately leading students to pursue STEM career pathways. Due to our exceptionally detailed curriculum, our products are easy to teach and do not require a teaching degree or experience to administer.

PCS’ educational products are developed from both in-house efforts and contracted services. They are marketed through reseller channels, direct sales efforts, partner networks, and web-based channels.

Products

PCS has developed and sells a variety of STEM education products into the K12 market which can be categorized as follows:

1.	Enrichment Programs

These camps are for the informal learning market and are designed to be highly engaging for students while easily administered by the instructor. The Company offers approximately 30 different enrichment programs and typically develops at least two new programs each year. Some of the more popular programs include Ready, Set, Drone!; Traveling Artist; Unleash Your Wild Side, Build a Better World; Claymation; Oceanic Exploration; Pirate; and Flight and Aerodynamics.

2.	Discover Series Products

These products are designed for the makerspace environment and include engaging STEM activities that motivate students to pursue educational pathways toward STEM careers. The Discover Series includes Discover Engineering; Discover Robotics & Physics; Discover Robotics & Programming; and Discover STEM.

3.	BrickLAB Products

These products are designed for the grade school market and use the Company’s proprietary bricks (which are Lego compatible) and curriculum to engage students to explore, imagine, and create within a STEM education framework. The Company offers a variety of grade-specific BrickLAB products.

4.	Discover Drones, Add-on Drone Packages and Ala Carte Drone Items

These products are designed around using drones as a platform for STEM education and career exploration. These titles include the Discover Drones series of Products; Discover Drones Indoor Coding Bundle; Discover Drones Indoor Racing Add-On; Discover Drones Outdoor Practice Add-on; and all the spare parts and ala carte drone items offered in the Company’s comprehensive drone packages.

5.	STEAMventures BUILD Activity Book

These series of activity books are designed for the K-3 market and ideal for a distance-learning environment. The series includes twelve (12) different issues. Instructor guides and/or family engagement guides are included. The Company also provides the necessary bricks for the builds in the activity books as a separate, but related product.

6.	Professional Development Training

The Company offers professional development trainings, for a fee, to educators who are implementing the Company’s products in their classroom.

The Company intends to continue developing STEM education products that address demand from large markets.

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Distribution Methods of Products

The Company sells its products directly to customers and through resellers. The Company kits all of its products at its Boise, Idaho facility and ships the products directly to customers. Resellers do not inventory the Company’s products and the Company “drop ships” its products directly to the resellers’ customers. Trainings and Professional Development sessions are conducted either at the Company’s facilities or at the customer’s location depending on the desires of the customer. Customers can buy from the Company’s website, from a reseller’s website, or by presenting the Company with a valid purchase order.

Competition

The STEM education market is not well defined and is very fragmented. Our products experience competition from multiple angles. Most schoolteachers with exposure to STEM can create their own lesson plans, using their own materials, to emulate the educational benefits of using the Company’s products, at a fraction of the cost. The value proposition of our products is less compelling in a budget-constrained environment, as cost becomes an overriding factor in m any such cases. Additionally, there are several sources of free and inexpensive curriculum that teachers can use to help them deliver STEM educational concepts similar to those experienced by the users of our products.

In addition to competition at the local level, many of our products face competition from similar products produced by multinational companies that have significant advantages over us in terms of financial resources, human resources, brand loyalty, supply-chain costs, and global reach. While many of these companies primarily target the toy industry, their sheer size and cost advantages allow them to easily breach the education market with their products. In this regard, the company competes directly with Lego, DJI, Fischertechnik, K’Nex (acquired by Basic Fun), and Vex IQ among many others.

There are numerous companies of various sizes that develop and sell STEM educational products. While there may be several characteristics that differentiate our Company’s products from theirs, all of us are competing for a finite market. There are several potential solutions to STEM education demand and, oftentimes, companies can achieve a first-mover advantage by developing a relationship with a customer or distributor, and integrating their suite of products and services into the supply chain before we can showcase our offerings.

We also compete against non-profit organizations, such as Project Lead The Way, who have a mission to promote and implement STEM education. The programs they provide can be free, subsidized, government-sponsored, rigorously developed, and/or heavily promoted, creating intense competition for our products and services.

We believe that we have a competitive advantage in curriculum development. We employ STEM teachers who, through experience, understand the environment that educators operate within and the unique challenges they face, and we develop our curriculum with the educator in mind for an easy, successful, and consistent implementation. Many of our competitors’ products focus on the product or the student, with the educator left to figure out the details of implementation.

Manufacturing, Supplies, and Quality Control

Our Enrichment Programs contain several types of materials, kitted in a box. There is no manufacturing involved in the creation of our final product in the Enrichment Program category. Nearly all materials used are non-proprietary and commercially available. The materials are mostly consumer discretionary (paper, crayons, pencils, tape, yarn, etc.) and sourced from a variety of vendors, some of which are located outside of the United States. Some of our Enrichment Programs contain proprietary products from other companies, commercially available, and the Company maintains close relationships with these suppliers. The final creation of the product via kitting and packaging is done at our corporate facility in Boise, Idaho. The printing and digitizing of the curriculum, as well as all curriculum development oversight, is performed at our corporate facility.

Our Discover series of products contains some proprietary products designed by our Company and manufactured abroad as well as non-proprietary, commercially available products. Most of our Discover series of products are comprised of other companies’ final products, combined with our curriculum. Our RubiQ education drone is a proprietary product of the Company and is the main component in Discover Drones. The RubiQ education drone’s components are manufactured abroad and quality-controlled at our corporate facility. The final packaging of all Discover products is done at our Boise, Idaho facility. The printing and digitizing of the curriculum, as well as all curriculum development oversight, is performed at our corporate facility.

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Our BrickLAB products contain proprietary plastic building bricks (that are Lego compatible) manufactured for us by a long-time vendor with manufacturing facilities in South Korea. The printing and digitizing of the curriculum, as well as all curriculum development oversight, is performed at our corporate facility.

The STEAMventures BUILD Activity Book was developed at our corporate facility. The printing of the product and final packaging are performed at our corporate facility.

Sources and Availability of Raw Materials and Names of Principal Suppliers

Raw material procurement has become more challenging since the Covid-19 pandemic. Backlogs have created availability problems for a few items, shipping congestion from time to time has significantly delayed shipment of many items, and prices of nearly all items have increased materially. We expect continued inflation in the materials we use in our final products, although we expect transportation costs to moderate.

With few exceptions, we can generally source materials from multiple vendors, although the pricing from different vendors varies considerably. Thus, supply problems that we experience generally do not impair our business from functioning. However, supply problems that cause us to procure from higher-priced sources negatively affect our gross margin as we cannot adjust our prices as quickly as the prices of our raw materials increase.

In response this challenging environment, we raised 2022 prices for many products to maintain our margin goals, and we were compelled to do so again in 2023. Additionally, we buy in bulk to achieve better pricing, and have increased general inventory levels. While we purchase from numerous vendors, below are our most used vendors by dollar volume:

Mida’s Global

Fischertechnik

Amazon

ASI

Flash Hobby Technology

FPVElite

Dependence on One or a Few Major Customers

We have two major customers who accounted for 45% of sales in our Fiscal Year 2023. One of these customers was a new contract from the Air Force JROTC program and represented 38% of our revenue in Fiscal Year 2023. We had three major customers who accounted for 46% of sales in our Fiscal Year 2022. The details of sales from our major customer are below:

	2023	2022	Relationship Duration
Customer Description
Customer A	4%	12%	9 years
Customer B	7%	22%	18 years
Customer C	38%	0%	1 year
Customer D	4%	12%	12 years

Customers A and D are resellers. The sales from reseller customers represent the aggregation of many purchase orders each of these customers place with us throughout the year. Our reseller customers place an order with us when their customer orders our product from them. This cycle recurs numerous times throughout any given year.

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We work closely and frequently with our larger customers to ensure that they are receiving the value proposition and service from us they require to continue doing business with us. We would categorize our relationship with these customers as excellent and do not believe that there is a risk to any of these relationships over the next year. Customer C, being a contract with a specified ending date with no minimum order requirement in any given year, is not likely to experience the duration with us as our other major customers have.

We believe that the risk of losing any one of these customers is small, and we are actively, and successfully, soliciting larger customers to diversify our current customer concentration. While we believe the risk of losing any one of these major customers over the next year is small, the loss of any two of these customers would pose a significant risk to the financial health of the Company.

Seasonality of Business

Our business is subjected to strong seasonal patterns during any given year, with our busiest period coinciding with summer learning and the planning leading up to providing summer programs (January through July). The period between Thanksgiving and the New Year is our slowest time, coinciding with the holiday season, as most schools observe the holidays with significant time off during this period.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, including Duration

We do not have any designs or equipment which are patented, registered trademarked, or licensed.

Research and Development Costs During the Last Two Fiscal Years

We currently expense our costs under a general operating expense category instead of capitalizing any research and development expenses.

Employees

As of June 30, 2023, we had 21 full-time employees.

Impact of the Covid-19 Pandemic

The pandemic affected our end markets considerably for a period of time when lockdown orders were enacted at schools and after-school programs. We sell to educational program providers, and our products are designed to be used in-person with group collaboration encouraged. School closures and a movement to remote learning during much of calendar year 2020 significantly and negatively impacted our revenue. Our revenue for fiscal year 2021 (ending March 31, 2021) declined 57.7% from our revenue for fiscal year 2020. For fiscal year 2022, the impact from the pandemic was negligible, as most K-12 learning institutions and after-school programs resumed in-person learning and services. We reported record revenue for fiscal year 2023 indicating that the any lingering effects of the pandemic are insignificant.

Our supply chain has experienced and continues to experience moderate delays due to the pandemic’s various effects on our vendors. Our vendors are located in China, Europe, South Korea, and the U.S., with each region experiencing the cycles of the pandemic at different times and reacting differently to it. These conditions have caused some delays in us receiving our raw materials from vendors. Port congestion arises from time to time, elevating transportation costs due to increased storage fees at the port, and further adding to delays in us receiving materials. In situations when these delays in receiving our materials risk interrupting our customers’ programs, we have often accommodated these customers, at the Company’s expense, with compensation in the form of free shipping to the customer, express shipping to the customer, express shipping of materials from our vendor to us, product substitutions with the customer, or additional materials given to the customer. We believe that these supply chain issues are manageable and temporary, but they will continue to negatively impact our profit margin until fully resolved.

General supply shortages of semiconductors, attributed to the pandemic, have elevated the cost of the flight controller component of our proprietary drone from $14.50 per unit to $50.00 per unit. Given the global nature of this shortage, we will procure only what is needed and wait to buy in bulk when supply returns to normal. We have solicited additional vendors who supply drone materials to diversify our supply chain.

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During the pandemic when our markets were significantly impaired by mandated lockdowns, we developed a STEM activity book, titled STEAMventures, which could be used in a distance-learning environment. We also modified two of our enrichment programs to be used at the individual level instead of at the group level, to accommodate areas where in-person learning was not possible. Through these developments, we believe that we have a better suite of offerings for distance-learning environments, should that environment arise again.

On April 14, 2020, the Company received its first Paycheck Protection Program (PPP) loan in the amount of $193,375. This amount was subsequently forgiven in December of 2020. On February 2, 2021, the Company received its second PPP loan in the amount of $221,050. This amount was subsequently forgiven in September of 2021.

The Company qualified for the Employee Retention Tax Credit (ERTC) for 2020 and the first three calendar quarters of 2021. The Company has filed an amended IRS Form 941 quarterly federal tax return for the April through June 2020 period to claim this credit as it was made retroactive at the end of 2020. We have also filed our quarterly Forms 941 claiming this credit. The amounts of the credits are summarized below:

ERTC
For period	Amount Claimed
Apr 1, 2021 – March 31, 2022	$198,995
Apr 1, 2022 - March 31, 2023	$94,860

Growth Plan

Our primary focus is to continue penetrating the U.S. market with our current product line as we feel the market is large relative to our current market share and receptive to our value proposition of high-quality, easily implemented, hands-on STEM programs. We are actively pursuing larger customers who can implement our programs at multiple sites, recognizing that some unique product development may be required for these sales. We intend to develop new products and to enhance our current product line based on market feedback we receive, both solicited and unsolicited, and based on developments within our market. We intend to further develop and enhance our educational drone product line, and we are prepared to compete intensely in this product category, as we believe that 1) our curriculum offers us a competitive advantage in this space and 2) the educational drone market is nascent and expected to continue to grow significantly.

The Company reported record revenue and net income for fiscal year 2023, after a profitable fiscal year 2022, and its outlook is for continued profitability in its fiscal year 2024. The Company’s recent success, coupled with the Company’s established history of significant aggregate profitability for the past 5 years, accomplished under the supervision of different Management than the team that oversaw the period prior to fiscal year 2019, compelled Management, in consultation with Company tax advisors and auditors, to recognize a portion of the tax loss carry-froward asset on the Company’s fiscal year 2023 financial statements. The value of this recognition was $1,011,466 which represents the portion of the total tax-loss carry-forward amount that Management feels confident in realizing. For the fiscal year ended March 31, 2023, the Company reported net income of $2,776,176 which includes the recognition of the tax-deferred asset.

Regulation and Environmental Compliance

Presently, none of our products are in highly regulated industries.

Need for any Governmental Approval of Principal Products or Services

No products presently being manufactured or sold by us are subject to prior governmental approvals. Notwithstanding the forgoing, the educational drone market is relatively new and undergoing significant regulatory evolution. We stay current on these regulatory developments and help our customers understand and comply with new regulations.

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Effect of Existing or Probable Governmental Regulations on the Business

Our Registration Statement on Form 10 will become effective 60 days after filing with the Commission, at which point our securities will be registered pursuant to Section 12(g) of the Exchange Act. Issuers with securities registered under Section 12(g) are subject to numerous regulatory requirements under the Exchange Act. For example, we will be subject to the Sarbanes-Oxley Act of 2002. This Act creates a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence. It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members appointment, compensation and oversight of the work of public companies’ auditors; prohibits certain insider trading during pension fund blackout periods; and establishes a federal crime of securities fraud, among other provisions.

Section 14(a) of the Exchange Act requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the Commission regarding proxy solicitations, as outlined in Regulation 14A. Matters submitted to stockholders of our Company at a special or annual meeting thereof or pursuant to a written consent will require that we provide our stockholders with the information outlined in Schedules 14A or 14C of Regulation 14; preliminary copies of this information must be submitted to the Commission at least ten (10) days prior to the date that definitive copies of this information are forwarded to our stockholders.

Upon effectiveness of our Registration Statement on Form 10, we will also be required to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Commission on a regular basis, and will be required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; changes in executive officers and directors; and bankruptcy) in a Current Report on Form 8-K.

The Company currently does not hold any intellectual property rights. While we use reasonable efforts to protect our trade and business secrets, we cannot assure that our employees, consultants, contractors or advisors will not, unintentionally or willfully, disclose our trade secrets to competitors or other third parties. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, the Company’s competitors may independently develop equivalent knowledge, methods and know-how. If we are unable to defend our trade secrets from others use, or if our competitors develop equivalent knowledge, it could have a material adverse effect on our business. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Therefore, we may not be able to protect our proprietary rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using the Company’s trade secrets could be expensive and time-consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect our future operating results.

Smaller Reporting Company

The Company is a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. There are certain exemptions available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years. As long as we maintain our status as a “smaller reporting company”, these exemptions will continue to be available to us.

We intend to take advantage of all of these reduced reporting requirements and exemptions.

Item 1A. Risk Factors

As a smaller reporting company, we are not required to respond to this Item.

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Item 2. Financial Information

This Registration Statement on Form 10 contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Plan of Operations provided below, including information regarding the Company’s financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, and the plans and objectives of management. The statements made as part of the Plan of Operations that are not historical facts are hereby identified as “forward-looking statements.”

The following discussion and analysis provide information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with the financial statements and notes included in this report as Item 15.

Management’s Discussion and Analysis

Critical Accounting Policies

The Company’s financial statements are prepared using the accrual method of accounting and in conformity with accounting principles generally accepted in the United States. The Company has elected a March 31 fiscal year end. The Company’s accounting policies are more fully described in Note 1 of the consolidated financial statements.

Results of Operations for the Years Ended March 31, 2023 and 2022 and the Quarters ended June 30, 2023 and 2022

Revenues

The Company accounts for revenue in accordance with FASB ASC 606, Revenue from Contracts with Customers, which we adopted on April 1, 2018. Revenue amounts presented in our financial statements are recognized net of sales tax, value added taxes, and other taxes. Amounts received as prepayment on future products or services are recorded as unearned revenues and recognized as income when the product is shipped, or service performed.

Most of our contracts with customers contain transaction prices with fixed consideration; however, some contracts may contain variable consideration in the form of discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties and other similar items. When a contract includes variable consideration, we evaluate the estimate of variable consideration to determine whether the estimate needs to be constrained; therefore, we include the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. This can result in recognition of revenue over time as we perform services or at a point in time when the deliverable is transferred to the customer, depending on an evaluation of the criteria for over time recognition in FASB ASC 606. For certain fixed-fee per transaction contracts, such as delivering training courses or conducting workshops, revenue is recognized during the period in which services are delivered in accordance with the pricing outlined in the contracts.

For the fiscal year ended March 31, 2023 (fiscal year 2023), our revenue was $7,004,575 compared to revenue of $4,067,652 for the fiscal year ended March 31, 2022, demonstrating our strengthening market position and the continued appeal of our expanding product line. For the quarter ended June 30, 2023, our revenue was $2,605,281 compared to revenue of $1,391,785 for the quarter ended June 30, 2022. During the past two years, we have focused on soliciting larger customers with positive results.

Cost of Sales

For fiscal year 2023, our cost of sales was $2,798,617, or 40.0% of sales, compared to our cost of sales of $1,711,085, or 42.1% of sales, for fiscal year 2022. For the quarter ended June 30, 2023, our cost of sales was $1,004,070, or 38.5% of sales, compared to our cost of sales of $556,618, or 40.0% of sales for the quarter ended June 30, 2022. Emerging from a remote learning environment, like the one that existed during much of fiscal years 2021 and 2022, our sales mix rebounded to our higher-margin products for an in-person learning environment, from lower margin products we experienced during the pandemic. Additionally, our sales channel costs do not vary proportionately with revenue.

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Operating Expenses

For fiscal year 2023, our operating expenses were $2,393,503, or 34.2% of sales, compared to our operating expenses of $1,881,527, or 46.3% of sales, for fiscal year 2022. For the quarter ended June 30, 2023, our operating expenses were $741,110, or 28.5% of sales, compared to our operating expenses of $540,455, or 38.8% of sales, for the quarter ended June 30, 2022. Our operating expenses are more fixed than variable and will thus decline as a percentage of sales as sales increase in most operating environments.

Employee expenses increased $238,033 to $1,521,536, or 21.7% of sales, in fiscal year 2023 from $1,283,503, or 31.5% of sales, in fiscal year 2022. For the quarter ended June 30, 2023, employee expenses increased to $446,276, or 17.1% of sales, from $326,272, or 23.4% of sales. We endeavor to retain all of our employees, as we believe it is costly to our company to turnover employees frequently. Thus, we expect the absolute value of employee expenses to increase over time. However, employee expenses have not been increasing as fast as revenue and, thus, have been decreasing as a percentage of sales.

General and administrative expenses for fiscal year 2023 were $871,967, or 12.4% of sales, compared to $598,024, or 14.7% of sales, in fiscal year 2022. For the quarter ended June 30, 2023, general and administrative expenses were $294,834, or 11.3% of sales, compared to $214,183, or 15.4% of sales. General and administrative expenses have not been increasing as fast as revenue and, thus, have been decreasing as a percentage of sales.

Other Income and Expenses

For fiscal year 2023, our other income (expense) was ($47,745) compared to $254,295 for fiscal year 2022. For fiscal year 2022, we recognized $221,050 of Payroll Protection Program Loan forgiveness, and $198,995 of Government Relief Program (ERTC). For the quarter ended June 30, 2023, our other income (expense) was $277 compared to ($37,580) for the quarter ended June 30, 2022. Prior to March 31, 2023, the Company had debt outstanding which generated interest costs and contributed to frequent net expense amounts under the other income (expense) category.

Net Income

For fiscal year 2023, our net income was $2,776,176 compared to $729,335 for fiscal year 2022. Fiscal year 2023 was positively impacted by an Income Tax Benefit of $1,011,466 related to recognition of projected recovery of prior period Net Operating Losses. For the quarter ended June 30, 2023, our net income was $860,378 compared to $257,132 for the quarter ended June 30, 2022.

Liquidity and Capital Resources

As of March 31, 2023, we had $2,493,906 of current assets and $364,269 of current liabilities, for net working capital of $2,129,637. As of June 30, 2023, we had $3,836,010 of current assets and $853,932 of current liabilities, for net working capital of $2,982,078. Current assets consist of cash, accounts receivable, government rebates receivable, inventory, and prepaid expenses. Current liabilities consist of accounts payable, payroll liabilities and accrued expenses, deferred revenue and the current portion of lease obligations. During fiscal year 2023, the Company paid $1,443,327 to retire notes payable to our CEO , and $50,000 to retire notes payable to our President.

Management believes the current cash balance, cash flow from operations, and the commitment and availability of financing from its investors, if necessary, are adequate to fund operations over the next 12 months from the date of this Registration Statement.

The Company has a line of credit facility with its primary bank for $300,000 which expires on November 10, 2023. As of March 31, 2023 and June 30, 2023, the line of credit facility was undrawn.

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Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Item 3. Properties

We own no real properties. Our corporate headquarters, R&D activities, and manufacturing facilities are located at 11915 W. Executive Dr., Ste. 101, Boise, ID 83713. The Company occupies 10,000 square feet of office and warehouse space under a triple net lease with a monthly rental amount that started at $6,800, and escalated by $200 per month at the end of each lease year, which is due to expire on October 31, 2024.

Item 4. Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

Under Rule 13d-3 of the Commission, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

The following table sets forth, as of June 30, 2023, the names, addresses and number of shares of common stock beneficially owned by all persons known to the management of PCS to be beneficial owners of more than 5% of the outstanding shares of common stock, and the names and number of shares beneficially owned by all directors of PCS and all executive officers and directors of PCS as a group (except as indicated, each beneficial owner listed exercises sole voting power and sole dispositive power over the shares beneficially owned).

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

All percentages are calculated based upon a total number of 125,732,479 shares of common stock outstanding as of June 30, 2023, plus, in the case of the individual or entity for which the calculation is made, that number of options or warrants owned by such individual or entity that are currently exercisable or exercisable within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Officers and Directors
Common Stock Todd R. Hackett 11915 W. Executive Dr., Suite 101 Boise, ID 83713	55,465,380	44.11%
Common Stock Michael J. Bledsoe 11915 W. Executive Dr., Suite 101 Boise, ID 83713	2,734,235	2.17%

Common Stock All Officers and Directors as a group (2 persons)	58,199,615	46.28%

>5% Holders
Common Stock Daniel Fuchs (1) 526 Shoup Ave. W., Suite K Twin Falls, ID 83301	11,662,001	9.28%
Common Stock K2Red, LLC 526 Shoup Ave. W., Suite K Twin Falls, ID 83301	7,300,547	5.81%

(1) Includes shares owned in K2Red, LLC., in which Daniel Fuchs is a 33.3% owner, control person and resident agent.

Changes in Control

There are no current or planned transactions that would or are expected to result in a change of control of our Company.

Item 5. Directors and Executive Officers

Identification of Directors and Executive Officers

The following table sets forth the names of all of our current directors and executive officers. These persons will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified.

Name	Age	Positions Held	Date of Election or Designation
Todd R. Hackett	63	Chairman, CEO	Chairman, December 10, 2015 CEO, November 20, 2015
Michael J. Bledsoe	57	Director, President	Director, July 1, 2016 President, August 21, 2018

Business Experience

Todd R. Hackett – Chairman of the Board of Directors and CEO

Todd Hackett is the owner of a successful construction company in Iowa who first became aware of PCS as an investment opportunity in 2007. Over the past eight years, his involvement with PCS has grown from a casual investor to a strong advocate for bringing educational opportunities to both children and young adults to strengthen their knowledge in math and science. He has demonstrated his abilities in the building of his own company from a startup in 1981 to a major construction firm now handling multimillion-dollar projects. Many of his projects involve educational institutions such as community colleges, middle schools, libraries, and applied technology labs.

Mr. Hackett is actively involved in his community, is passionate about the potential of PCS and is actively engaged in helping to create a company with deep shareholder value which also actively works to improve STEM education around the world.

Michael Bledsoe – President, Principal Financial Officer and Director

Michael Bledsoe joined PCS in July of 2016. As President and a member of the Board of Directors, he brings over 20 years of financial experience, executive leadership and strategic management to his position. Mike received a BBA in Quantitative Management with an emphasis in Finance, from Boise State University in 1989 and was honored as the top graduate in his major. In 1993, he earned his MBA from Boise State University.

Prior to joining PCS, Mike spent his career in the investment management field, most recently at D.A. Davidson, where he was a Senior Vice President and Portfolio Manager for 18 years. He earned the CFA Charterholder designation in 1994 and was an adjunct faculty member at Boise State University, where he taught classes in personal investing, fostering his passion for education and the sculpting of tomorrow’s best thinkers.

We believe that, based on education and experience, both of our directors are qualified to serve.

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Family Relationships

There are no family relationships between our officers and directors.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers:

(1) A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

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PCS Edventures!, Inc.

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Directorships

None of our Directors have held any other directorships during the past five years.

Significant Employees

There are no employees who are not executive officers who are expected to make a significant contribution to our Company’s business.

Item 6. Executive Compensation

The following table sets forth the aggregate compensation paid by us for services rendered during the periods indicated:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation ($)	All Other Compensation($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd Hackett CEO	3/31/23	$-	-	-	-	-	-	-	$0
& Chairman	3/31/22	$-	-	-	-	-	-	-	$0

Michael J. Bledsoe President	3/31/23	$94,667	$13,046	-	-	-	-	-	$107,713
& Director	3/31/22	$84,000	$3,050	-	$42,292	-	-	-	$129,342

Outstanding Equity Awards

There were no options or warrants outstanding as of March 31, 2023 or June 30, 2023. At March 31, 2022, 1,000,000 options were held by Michael J. Bledsoe to purchase 1,000,000 shares of common stock at $0.025 per share, and 250,000 options were held by Michelle Fisher, Director of Curriculum, to purchase 250,000 shares at $0.02 per share. During Fiscal year 2023, these 1,250,000 employee performance options were exercised.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
None	None	None	None	None	None	None	None

Employment Agreements

The Company does not have any employment agreements with any of its executive officers

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Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our directors or executive officers.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

The Company does not currently compensate its directors and has not for the past five years.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Transactions with Related Persons

On August 21, 2018, the Company granted 1,000,000 stock options to our President, Michael J. Bledsoe. The expected volatility rate of 254.03% was calculated using the Company’s stock price over the period beginning August 21, 2018, through date of issue. A risk-free interest rate of 0.27% was used to value the options. The options were valued using the Black-Scholes valuation model. The options vested immediately and were exercisable at $0.025 per share which represents the fair market value at the date of grant in accordance with the 2009 Equity Incentive Plan. The maturity date was August 21, 2021. The entire value of the options were expensed at time of grant as they vested immediately. On August 21, 2021, the options expired and the Company issued 1,000,000 new options with a one year maturity and a strike price of $0.025 accounted for as a modification. These options were exercised on August 18, 2022.

From April 1, 2013 to March 31, 2017, the Company executed related party promissory notes with the Chairman and CEO for $1,292,679, $175,000, $340,000 paid down to a principal balance of $220,648, with interest of 10% per annum. Monthly interest payments have been made in cash starting in January of 2019. On April 19, 2019, these notes were consolidated to one promissory note for $1,688,327, with interest of 10% per annum, and extending the due date to April 20, 2020. Total interest accrued and paid in the fiscal year ending March 31, 2020 totaled $142,210. Principal payments were made totaling $245,000 for an ending principal balance at March 31, 2020 of$1,443,327. The note was subsequently amended with a maturity date of May 1, 2021, with all other terms and conditions remaining the same. No principal payments were made on this note in fiscal year 2021, leaving a principal balance as of March 31, 2021 of $1,443,327. This promissory note due date was subsequently amended to a new due date of May 1, 2022, with all other terms and conditions remaining the same. No principal payments were made on this note during fiscal year 2022, leaving a principal balance as of March 31, 2022 of $1,443,327. During fiscal year 2023, this promissory note was paid in full.

On February 1, 2017, the Company executed a non-convertible promissory note with no warrants attached with a member of the Executive Management Team and Board of Directors, for $50,000 at 20% interest per annum, due April 30, 2017. The note’s principal balance of $50,000, and accrued interest of $23,342 as of May 31, 2019 was amended on June 1, 2019. The promissory note June 1, 2019 amendment reduced the interest rate to 10% per annum, but to accrue interest on both the $50,000 principal balance and the $23,342 accrued interest and extended the due date to May 31, 2020. This promissory note due date was subsequently amended to a new due date of May 31, 2021. As of March 31, 2021, the principal balance on this note was $50,000 and the accrued interest was $36,805. This promissory note due date was subsequently amended to a new due date of May 1, 2022, with all other terms and conditions remaining the same. During fiscal year 2023, this promissory note was paid in full.

Transactions with Promoters and Control Persons

Except as disclosed above, there were no material transactions, or series of similar transactions, during our Company’s last five fiscal years, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party and in which any promoter or founder of ours or any member of the immediate family of any of the foregoing persons, had an interest. We have not had any promoters or parents during the past five fiscal years.

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Director Independence

Our Board of Directors is currently composed of two members, Todd R. Hackett and Michael J. Bledsoe, both of whom do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market (the Company has no plans to list on the NASDAQ Global Market). The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our Board of Directors has not made a subjective determination, as to our directors, that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our Board of Directors made these determinations, our Board of Directors would have reviewed and discussed information provided by our directors and us with regard to our directors’ business and personal activities and relationships as they may relate to us and our management.

Item 8. Legal Proceedings

There are no pending legal proceedings to which PCS is a party or of which any of its properties is the subject.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

Since August 1, 2001, our common stock has been quoted under the symbol “PCSV.” Our common stock currently trades on the OTC Pink Market. Any over-the-counter market quotations for our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

Holders

As of March 31, 2023 and June 30, 2023, we had 125,732,479 shares of common stock outstanding, and there were approximately 239 accounts of record; this number does not include an indeterminate number of stockholders whose shares may be held by brokers in street name.

Dividends

We have not declared any cash dividends with respect to our common stock, and do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	-	None
Equity compensation plans not approved by security holders	-	-	None

Total	-	-	None

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Item 10. Recent Sales of Unregistered Securities

The following information represents securities purchased and sold by the Company during fiscal years ending March 31, 2023, March 31, 2022, and March 31, 2021, which were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

During the fiscal years ending March 31, 2023, 2022, and 2021, the Company expensed amounts related to stock options granted of $15,990, $25,839 and 0, respectively. For the quarter ended June 30, 2023, the Company did not have option-related expenses.

During the fiscal year ended March 31, 2023, the Company issued 1,250,000 shares of “restricted” Rule 144 common stock related to the exercise of employee performance options. During the fiscal year ended March 31, 2022, the Company issued 1,000,000 shares of “restricted” Rule 144 common stock related to the exercise of warrants attached to a promissory note. During the fiscal year ended March 31, 2021, the Company did not issue shares of common stock. During the quarter ended June 30, 2023, the Company did not issue shares of common stock.

During the quarter ended June 30, 2023, the Company entered into an agreement to purchase 998,985 shares of common stock, 120,000 of which being “restricted” Rule 144 common stock from a shareholder who solicited the Company with the offer. This transaction was completed on August 2, 2023 at $0.065 per share for total consideration of $64,934.03. These shares were retired.

The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of the Commission in connection with these issuances.

Item 11. Description of Registrant’s Securities to be Registered

We are authorized to issue a total of 170,000,000 shares of capital stock which consists of two classes of stock designated, respectively, 150,000,000 shares of common stock, with no par value per share, and 20,000,000 shares of preferred stock, with no par value per share. As of March 31, 2023 and June 30, 2023, common shares outstanding were 125,732,479. As of March 31, 2022, common shares outstanding were 124,482,479. As of March 31, 2023 and June 30, 2023, there were no shares of preferred stock outstanding. The following is a description of the material terms of our securities.

Common Stock

Holders of our common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Subject to the rights of the holders of any preferred stock we may designate or issue in the future, or as may otherwise be required by law or our articles of incorporation, our common stock is our only common stock entitled to vote in the election of directors and on all other matters presented to our stockholders. The common stock does not have cumulative voting rights or preemptive rights. Subject to the prior rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid, or set apart for payment, the full amounts necessary to satisfy any preferential or participating rights to which the holders of any outstanding series of preferred stock are entitled.

Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series and, with respect to each series, to determine the preferences, rights, qualifications, limitations and restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series.

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We had previously authorized and issued a Series A Preferred Stock. All issued shares of Series A Preferred Stock were subsequently converted into shares of common stock and there are no shares of preferred stock outstanding.

Options

During the fiscal years ending March 31, 2023 and 2022, the Company expensed amounts related to stock options granted of $15,990 and $25,839 respectively. During the quarter ended June 30, 2023 and 2022, the Company expensed amounts related to stock options granted of $0 and $10,544 respectively.

During the fiscal year ended March 31, 2023, the Company issued 1,250,000 shares of “restricted” Rule 144 common stock related to the exercise of employee performance options. During the fiscal year ended March 31, 2022, the Company issued 1,000,000 shares of “restricted” Rule 144 common stock related to the exercise of warrants attached to a promissory note.

As of March 31, 2023 and June 30, 2023, the Company had no outstanding options or warrants.

Item 12. Indemnification of Directors and Officers

Section 30-29-851(a) (1) of the Idaho Business Corporation Act (the “Idaho Law”) authorizes an Idaho corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under Section 30-29-856(a)(1) of the Idaho Law, an Idaho corporation may also indemnify and advance expenses to an officer to the same extent as a director.

Unless ordered by a court, Section 30-29-851 (d) prohibits an Idaho corporation from indemnifying a director in a proceeding by or in the right of the corporation, except for reasonable expenses incurred in the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that he or she improperly received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Under Section 30-29-852 of the Idaho Law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against expenses incurred by the director in the proceeding. Section 30-29-856(c) extends this right to non-director officers of the corporation as well.

Section 30-29-853(a) allows an Idaho corporation to advance funds to pay for or reimburse a director who is a party to a proceeding because he or she is a director if the director delivers to the corporation a signed written undertaking to repay the funds advanced if the director is not entitled to mandatory indemnification under Section 30-29-852.

Section 30-29-854(a) authorizes a director to apply for indemnification or an advance of expenses to the court conducting the proceeding or another court of competent jurisdiction. Section 30-29-856(c) extends this right to non-director officers of a corporation as well.

To date, we have not obtained directors and officers liability (“D&O”) insurance. Without limiting the application of the foregoing, our board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Idaho, and may cause us to purchase and maintain insurance on behalf of any person who is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

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Article 6 of our Articles of Incorporation provides as follows:

To the fullest extent permitted by law, this Corporation shall have the power to indemnify any person and to advance expenses incurred or to be incurred by such person in defending a civil, criminal, administrative or investigative action, suit or proceeding threatened or commenced by reason of the fact said person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Any such indemnification or advancement of expenses shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Any indemnification or advancement of expenses so granted or paid by the Corporation shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such a person.

No director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for liability imposed for failure to comply with the applicable legal standard of conduct for a director in any of the circumstances described in Section 30-1-48, Idaho Code; or for any transaction from which the director derives an improper personal benefit.

Item 13. Financial Statements and Supplementary Data

The Company’s audited financial statements for fiscal years ending March 31, 2023 and 2022 appear immediately following the signature page hereof. The Company’s unaudited financial statements for the quarters ending June 30, 2023 and 2022 appear immediately following the audited fiscal year financial statements.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

During our two most recent fiscal years, and since then, no independent accounting firm who was previously engaged as our principal accountant to audit our financial statements has resigned (or indicated it has declined to stand for re-election after the completion of the current audit) or been dismissed.

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Item 15. Financial Statements and Exhibits

(a) Financial Statements

Audited Financial Statements:

F-1	Report of Independent Registered Public Accounting Firm;
F-2	Consolidated Balance Sheets as of March 31, 2023 and 2022;
F-3	Consolidated Statements of Operations for the years ended March 31, 2023 and 2022;
F-4	Consolidated Statement of Stockholders’ Equity as of March 31, 2023 and 2022;
F-5	Consolidated Statements of Cash Flows for the years ended March 31, 2023 and 2022; and
F-6	Notes to Consolidated Financial Statements.

Unaudited Financial Statements:

F-18	Consolidated Balance Sheets as of June 30, 2023;
F-19	Consolidated Statements of Operations for the years ended June 30, 2023 and 2022;
F-20	Consolidated Statement of Stockholders’ Equity as of June 30, 2023 and 2022;
F-21	Consolidated Statements of Cash Flows for the years ended June 30, 2023 and 2022; and
F-22	Notes to Consolidated Financial Statements.

(b) Exhibits

Exhibit No.	Title of Document *	Location if other than attached hereto
3.1	Second Amended and Restated Articles of Incorporation dated October 2, 2006	Attached
3.2	Articles of Amendment dated April 12, 2012	Attached
3.3	Articles of Amendment dated September 25, 2014	Attached
3.4	Articles of Amendment dated September 25, 2015	Attached
3.5	Articles of Amendment dated September 23, 2016	Attached
3.6	Third Amended Bylaws	Attached

* Summaries of all exhibits contained within this Registration Statement are modified in their entirety by reference to these exhibits.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PCS EDVENTURES!, INC.

Date:	October 3, 2023	By:	/s/ Michael Bledsoe
Michael Bledsoe, President, Director, Principal Financial Officer

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of PCS Edventures!, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PCS Edventures!, Inc. (the Company) as of March 31, 2023 and 2022, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two year period ended March 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Deferred Tax Asset

The Company has significant net operating losses (NOLs) which arose due to past losses. During the current year, the Company determined that a large portion of those NOLs will be realized and reversed the corresponding allowance. Management of the Company used judgement to determine how much of the asset can be recognized and how much allowance should be recorded. Because the recording of the asset directly affects net income, we considered this a significant estimate that involved subjective judgments made by management.

How We Addressed it During Our Audit

We considered the relevant professional accounting guidance surrounding income taxes and considered both positive and negative evidence to consider the realization of the Company’s deferred tax assets. We obtained a memo from the Company that included the assumptions used in their evaluation and estimate. We evaluated the assumptions used by the Company in making their determination and reviewed the Company’s tax provision prepared by a 3rd party accountant.

Haynie & Company

We have served as the Company’s auditor since 2019.

Salt Lake City, Utah

June 30, 2023

F-1

PCS Edventures!, Inc.

PCS EDVENTURES!, INC.

Balance Sheets

	As of March 31,
	2023	2022
CURRENT ASSETS
Cash	$442,657	$584,070
Accounts receivable, net of allowance for doubtful accounts of $18,469 and $3,438, respectively	363,947	360,670
Accounts receivable, other receivables	13,312	105,314
Prepaid expenses	436,118	85,728
Inventory, net	1,237,872	1,159,627
Total Current Assets	2,493,906	2,295,409

NON-CURRENT ASSETS
Lease right-of-use asset	173,352	266,680
Deposits	6,300	6,300
Property and equipment, net	31,533	17,165
Deferred tax asset	1,011,466	-
Total Noncurrent Assets	1,222,651	290,145
TOTAL ASSETS	$3,716,557	$2,585,554

CURRENT LIABILITIES
Accounts payable	$27,927	$90,314
Payroll liabilities and accrued expenses	226,231	276,837
Deferred revenue	7,085	-
Lease liabilities, current portion	103,026	93,327
Notes payable, related party	-	1,493,327
Total Current Liabilities	364,269	1,953,805

Lease liabilities, net of current portion	72,726	174,353
TOTAL LIABILITIES	436,995	2,128,158

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, no par value, 20,000,000 authorized shares, No shares issued and outstanding	-	-
Common stock, no par value, 150,000,000 authorized shares, 125,732,479 and 124,482,479, respectively, shares issued and outstanding	-	-
Additional Paid-in Capital	40,635,392	40,589,402
Accumulated deficit	(37,355,830)	(40,132,006)
Total Stockholders’ Equity	3,279,562	457,396
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,716,557	$2,585,554

F-2

PCS Edventures!, Inc.

PCS EDVENTURES!, INC.

Statements of Operations

	For the years ended March 31,
	2023	2022
REVENUE
Revenue	$7,004,575	$4,067,652
Total Revenue	7,004,575	4,067,652

COST OF SALES	2,798,617	1,711,085

GROSS PROFIT	4,205,958	2,356,567

OPERATING EXPENSES
Salaries and wages	1,521,536	1,283,503
General and administrative expenses	871,967	598,024
Total Operating Expenses	2,393,503	1,881,527
OPERATING INCOME	1,812,455	475,040

OTHER INCOME AND (EXPENSES)
Interest expense	(142,605)	(165,750)
Payroll Protection Program Loan forgiveness	-	221,050
Other income, government relief program (ERTC)	94,860	198,995
Net Other Income (Expense)	(47,745)	254,295

Net Income before income tax provision	1,764,710	729,335

Income Tax Benefit	1,011,466	-
NET INCOME	$2,776,176	$729,335

Net Income per common share:
Basic	$0.02	$0.01
Fully diluted	$0.02	$0.01

The accompanying audited notes are an integral part of these audited financial statements.

F-3

PCS Edventures!, Inc.

PCS EDVENTURES!, Inc.

Statement of Stockholders’ Equity (Deficit)

	# of Common	Common	Additional Paid-in	Accumulated	Stockholders’Equity
	Shares O/S	Stock	Capital	Deficit	(Deficit)

Balance at 3/31/2021	123,482,479	-	$40,548,563	$(40,861,341)	$(312,778)

Net income	-	-	-	$729,335	$729,335
Shares issued (exercise of warrants)	1,000,000	-	$15,000	-	$15,000
Option expense	-	-	$25,839	-	$25,839

Balance at 3/31/2022	124,482,479	-	$40,589,402	$(40,132,006)	$457,396

Net income	-	-	-	$2,776,176	$2,776,176
Shares issued (exercise of options)	1,250,000	-	$30,000	-	$30,000
Option expense	-	-	$15,990	-	$15,990

Balance at 3/31/2023	125,732,479	-	$40,635,392	$(37,355,830)	$3,279,562

The accompanying audited notes are an integral part of these audited financial statements.

F-4

PCS Edventures!, Inc.

PCS EDVENTURES!, INC.

Statements of Cash Flows

	For the years ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$2,776,176	$729,335
Stock based compensation	15,990	25,839
Depreciation and amortization	5,127	1,663
Amortization of right of use asset	93,328	-
Debt forgiveness of Payroll Protection Program loan	-	(221,050)
Non cash interest expense on Payroll Protection Program loan	-	1,175
Deferred tax benefit	(1,011,466)	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(3,277)	(81,102)
(Increase) decrease in prepaid expenses	(350,389)	(57,956)
(Increase) decrease in inventories	(78,245)	(350,821)
(Decrease) increase in accounts payable and accrued liabilities	(112,994)	168,456
(Increase) decrease in other current assets	92,002	45,705
(Decrease) increase in lease liability	(91,928)	-
(Increase) decrease in unearned revenue	7,085	(2,059)
Net Cash Provided by Operating Activities	1,341,409	259,185

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(19,495)	(18,828)
Net Cash (Used) by Investing Activities	(19,495)	(18,828)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of stock	30,000	15,000
Principal payments on debt	(1,493,327)	(171,437)
Net Cash Provided (Used) by Financing Activities	(1,463,327)	(156,437)

Net increase (decrease) in Cash	(141,413)	83,920
Cash at Beginning of Year	584,070	500,150
Cash at End of Year	$442,657	$584,070

The accompanying audited notes are an integral part of these audited financial statements.

F-5

PCS Edventures!, Inc.

PCS EDVENTURES!, INC.

Notes to the Financial Statements March 31, 2023 and 2022

NOTE 1 - DESCRIPTION OF BUSINESS AND SIGNIFICANTACCOUNTING POLICIES

Description of Business

The financial statements presented are those of PCS Edventures!, Inc., an Idaho corporation (“PCS,” “PCSV,” “we,” “our,” “us” or similar words), incorporated in 1994, in the State of Idaho. PCS specializes in experiential, hands-on, K12 education and drone technology. PCS has extensive experience and intellectual property (IP) that includes drone hardware, product designs, and K-12 curriculum content. PCS continually develops new educational products based upon market needs that the Company identifies through its sales and customer networks.

PCS educational and drone products are developed from both in-house efforts and contracted services. They are marketed through reseller channels, direct sales efforts, partner networks, and web-based strategies.

PCS has developed and sells a variety of STEM education products into the K12 market which can be categorized as follows:

1.	Enrichment Programs - These camps are for the informal learning market and are designed to be highly engaging for students while easily administered by the instructor. The Company offers approximately 30 different enrichment programs and typically develops at least two new programs each year. Some of the more popular programs include Ready, Set, Drone!; Drone Designers; Traveling Artist; Unleash Your Wild Side, Build a Better World; Claymation; Oceanic Exploration; Pirate; and Flight and Aerodynamics.

2.	Discover Series Products - These products are designed for the makerspace environment and include engaging STEM activities that motivate students to pursue educational pathways toward STEM careers. The Discover Series includes Discover Engineering; Discover Robotics& Physics; Discover Robotics& Programming; and Discover STEM.

3.	BrickLAB Products - These products are designed for the grade school market and use the Company’s proprietary bricks and curriculum to engage students to explore, imagine, and create within a STEM education framework. The Company offers a variety of grade-specific BrickLAB products.

4.	Discover Drones, Add-on Drone Packages and Ala Carte Drone Items - These products are designed around using drones as a platform for STEM education and career exploration. These titles include the Discover Drones series of Products; Discover Drones Indoor Coding Bundle; Discover Drones Indoor Racing Add-On; Discover Drones Outdoor Practice Add-on; and all the spare parts and ala carte drone items offered in the Company’s comprehensive drone packages.

5.	STEAMventures BUILD Activity Book - These series of activity books are designed for the K-3 market and ideal for a distance-learning environment. The series includes twelve (12) different issues. Instructor guides and/or family engagement guides are included. The Company also provides the necessary bricks for the builds in the activity books as a separate, but related product.

Professional Development Training - The Company offers professional development trainings, for a fee, to educators who are implementing the Company’s products in their classroom.

The Company intends to continue developing STEM education products that address demand from large markets.

Notes to audited financial statements

F-6

PCS Edventures!, Inc.

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a March 31 fiscal year end.

Cash and Cash Equivalents

Cash and cash equivalents, totaling $442,657 and $584,070 as of March 31, 2023 and 2022, respectively, consist of operating accounts. For purposes of the statements of cash flows, the Company considers all highly-liquid financial instruments with original maturities of three months or less at date of purchase to be cash equivalents.

Use of Estimates

The preparation of these financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires Management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include reserves related to accounts receivable and inventory, the valuation allowance related to deferred tax assets, the valuation of equity instruments, and debt discounts.

Concentration of Credit Risks

The Company extends credit to customers and is therefore subject to credit risk. Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which when realized have been within the range of Management’s expectations. An allowance for doubtful accounts is recorded to account for potential bad debts. Estimates are used in determining the allowance for doubtful accounts and are based upon an assessment of selected account, historic averages, and as a percentage of remaining accounts receivable by aging category. In determining these percentages, the Company evaluates historical write-offs, and current trends in customer credit quality, as well as changes in credit policies. The Company does not require collateral from its customers. The Company has established an allowance for doubtful accounts of $18,469 and $3,438 for the fiscal years ended March 31, 2023 and 2022, respectively.

Inventory

Inventory is composed of items produced in-house, as well as items from outside suppliers. These items include, but are not limited to, Fischertechnik® manipulatives, Brick manipulatives, drone components, digital media equipment, storage units, curriculum, and other miscellaneous items used in our various products. Our inventory is carried at the lower of cost or net realizable value, where cost is computed using the average cost method for each item.

When indicators of inventory impairment exist, the Company measures the carrying value of the inventory against its market value, and if the carrying value exceeds the market value, the inventory value is adjusted down accordingly. For the year ended March 31, 2023, the Company’s gross inventory was $1,244,216. The Company’s provision for excess and obsolete inventory reserve was $6,343, resulting in a net inventory of $1,237,872. For the year ended March 31, 2022, the Company’s inventory was $1,167,766. The Company’s provision for excess and obsolete inventory reserve was $8,139, resulting in a net inventory of $1,159,627.

Notes to audited financial statements

F-7

PCS Edventures!, Inc.

Property and Equipment

Depreciation on property and equipment is computed using the straight-line method over the estimated useful life of the asset. The Company had fully depreciated property and equipment of $224,282 and software of $127,355 prior to March 31, 2018 and had a balance of $0 as of March 31, 2021. During fiscal year 2022, the Company purchased various warehouse equipment for $18,828 and recognized $1,663 in depreciation of that equipment for a total property and equipment of $17,165 as of March 31, 2022. As of March 31, 2023, Property and Equipment were $25,156 with $4,240 in depreciation recognized resulting in a net Property and Equipment of $20,917.

During fiscal year 2023, the Company purchased various computer equipment for $13,167 and recognized $2,550 in depreciation resulting in a net Computer Equipment of $10,616 as of March 31, 2023.

Software has been fully depreciated as of March 31, 2023 and March 31, 2022.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment annually, or when events or circumstances arise that indicate the existence of impairment. There was no impairment recorded during the fiscal years ended March 31, 2023 and 2022.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

In November 2015, the Financial Accounting Standards Board issued ASU No. 2015-17, “Income Taxes (Topic 740)- Balance Sheet Classification of Deferred Taxes” (ASU 2015-17), which requires reporting the net amount of deferred tax assets and liabilities as a single noncurrent item on the classified balance sheet. Before this change, the net amounts of current and noncurrent deferred tax assets and liabilities were reported separately.

We account for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). ASC 740 prescribes the use of the asset and liability method to compute the differences between the tax bases of assets and liabilities and the related financial amounts, using currently enacted tax laws. If necessary, a valuation allowance is established, based on the weight of available evidence, to reduce deferred tax assets to the amount that is more likely than not to be realized. Realization of the deferred tax assets, net of deferred tax liabilities, is principally dependent upon achievement of sufficient future taxable income. We exercise significant judgment in determining our provisions for income taxes, our deferred tax assets and liabilities and our future taxable income for purposes of assessing our ability to utilize any future tax benefit from our deferred tax assets.

In accordance with GAAP, the Company has analyzed its filing positions in all jurisdictions where it is required to file income tax returns for the open tax years in such jurisdictions. The Company currently believes that all significant filing positions are highly certain and that all of its significant income tax filing positions and deductions would be sustained upon audit. Therefore, the Company has no significant reserves for uncertain tax positions, and no adjustment to such reserves was required by GAAP. No interest or penalties have been levied against the Company and none are anticipated, therefore no interest or penalty has been included in the provision for income taxes in the consolidated statements of operations. The Internal Revenue Code contains provisions which reduce or limit the availability and utilization of net operating loss (NOL) carry forwards in the event of a more than 50% change in ownership. If such an ownership change occurs with the Company, the use of these net operating losses could be limited. The following table details the years that remain open to tax examinations:

Tax Year	Fiscal Year End	Filed Date	Open Through
2021	3/31/2022	2/3/2023	2/3/2026
2020	3/31/2021	1/18/2022	1/18/2025
2019	3/31/2020	1/28/2021	1/28/2024

Revenue Recognition

The Company accounts for revenue in accordance with FASB ASC 606, Revenue from Contracts with Customers, which we adopted on April 1, 2018. Revenue amounts presented in our financial statements are recognized net of sales tax, value-added taxes, and other taxes. Amounts received as prepayment on future products or services are recorded as unearned revenues and recognized as income when the product is shipped, or service performed.

The Company had deferred revenue of $7,085 for the fiscal year ending March 31, 2023 related to contractual commitments with customers where the performance obligation will be satisfied within the following fiscal year ending March 31, 2024. The revenue associated with these performance obligations is recognized as the obligation is satisfied. The Company had no deferred revenue as of March 31, 2022. Most of our contracts with customers contain transaction prices with fixed consideration; however, some contracts may contain variable consideration in the form of discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties and other similar items. When a contract includes variable consideration, we evaluate the estimate of variable consideration to determine whether the estimate needs to be constrained; therefore, we include the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. This can result in recognition of revenue over time as we perform services or at a point in time when the deliverable is transferred to the customer, depending on an evaluation of the criteria for over time recognition in FASB ASC 606. For certain fixed-fee per transaction contracts, such as delivering training courses or conducting workshops, revenue is recognized during the period in which services are delivered in accordance with the pricing outlined in the contracts.

Stock-Based Compensation

We recognize stock-based compensation expense under the provisions of ASC 718, Compensation -Stock Compensation (“ASC 718”). We use the Black-Scholes option pricing model to calculate the fair value of stock options at their respective grant date. The use of option valuation models requires the input of highly subjective assumptions, including the expected stock price volatility and the expected term of the option. The fair value of restricted stock awards is the fair market value on the date of grant. We recognize these compensation costs on a straight-line basis over the requisite service period, which is generally the vesting period of the award.

During fiscal year 2023, two sets of performance options were exercised. Mike Bledsoe, President, exercised 1,000,000 options at 2.5 cents per share. Michelle Fisher, Director of STEM Curriculum, exercised 250,000 options at 2 cents per share. As of March 31, 2023, the Company had no outstanding warrants or options.

Notes to audited financial statements

F-8

PCS Edventures!, Inc.

Business Segments and Related Information

GAAP establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas and major customers. The Company currently operates in one business segment.

Net Earnings (Loss) Per Share of Common Stock

The Company calculates net income (loss) per share in accordance with ASC 260, Earnings Per Share (“ASC 260”). Under ASC 260, basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the reporting period. The weighted average number of shares of common stock outstanding includes vested restricted stock awards. Diluted net income (loss) per share (“EPS”) reflects the potential dilution that could occur assuming exercise of all dilutive unexercised stock options and warrants. The dilutive effect of these instruments was determined using the treasury stock method. Under the treasury stock method, the proceeds received from the exercise of stock options and restricted stock awards, the amount of compensation cost for future service not yet recognized by the Company and the amount of tax benefits that would be recorded as income tax expense when the stock options become deductible for income tax purposes are all assumed to be used to repurchase shares of the Company’s common stock.

Common stock outstanding reflected in the Company’s balance sheets includes restricted stock awards outstanding. Securities that may participate in undistributed net income with common stock are considered participating securities. The following schedule presents the calculation of basic and diluted net income per share:

	For the Year Ended March 31,
Net Income per common share	2023	2022
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Weighted average number of common shares outstanding Basic	125,109,876	123,967,411
Weighted average number of common shares outstanding Fully Diluted	125,109,876	124,532,253

Net income for the years ended March 31, 2023 and 2022 was $2,776,176 and $729,335, respectively.

As of March 31, 2023, the Company had no dilutive instruments outstanding. As of March 31, 2022, the Company had options totaling 1,250,000 shares included in the dilutive share calculation.

NOTE 2 - BUSINESS CONDITION

Although the Company has recorded an accumulated deficit of ($37,355,830), for the last five fiscal years including the most recent one ending March 31, 2023, the Company generated cumulative income before tax benefits of $4,270,572. The Company was profitable in four out of five of those fiscal years, with the lone loss occurring at the height of the Covid-19 pandemic and school closures in fiscal year 2021 when the Company reported a loss of ($115,763).

The Company reported income before tax benefits of $1,764,710 on sales of $7,004,575 for its fiscal year ending March 31, 2023, both Company records. The Company retired all its debt during fiscal year 2023. The Company has a line of credit with its primary bank for $300,000 that was paid in full as of March 31, 2023. This line of credit facility expires on November 10, 2023. As of March 31, 2023, stockholders’ equity was $3,279,562, while the Company had $436,995 in liabilities and $442,657 in cash.

Notes to audited financial statements

F-9

PCS Edventures!, Inc.

The Company has a large tax-loss carry-forward asset that it has been valuing at zero on its financial statements. Given the Company’s history of losses prior to 2018, prudence dictated that there was substantial doubt as to whether the Company could realize the value of this asset. Thus, even after the Company demonstrated profitability in fiscal year 2019, and again in 2020, there was still enough doubt about the sustainability of this performance to continue valuing the asset at zero on the Company’s financial statements. Although the Company’s loss in fiscal year 2021 can be attributed to the pandemic environment, it still had the effect on enforcing the doubt about the sustainability of the Company’s future profitability.

The Company is now two full years into the post-pandemic world. The Company reported a record year for fiscal year 2023, after a profitable fiscal year 2022, and its outlook is for continued profitability in its fiscal year 2024. The Company’s recent success, coupled with the Company’s established history of significant aggregate profitability for the past 5 years, accomplished under the supervision of different Management than the team that oversaw the period prior to fiscal year 2019, compelled Management, in consultation with Company tax advisors and auditors, to recognize a portion of the tax- loss carry-froward asset on the Company’s financial statements. The value of this recognition is $1,011,466, which represents the portion of the total tax-loss carry-forward amount that Management feels confident in realizing. For the fiscal year ended March 31, 2023, the Company reported net income of $2,776,176 which includes the recognition of the tax-deferred asset.

On October 3, 2022, the Company announced a contract award from the United States Air Force Junior Reserve Officers’ Training Corps. This contract contemplates a five-year term, with each year subject to renewal by the Air Force. To date, the Air Force has placed two orders under the terms of the first year of the contract. On February 23, 2023, the Air Force notified the Company of its intent to exercise its option for the second year of the contract, with the explicit statement that the notice is preliminary and does not commit the Air Force to the extension. As of March 31, 2023, the Air Force had placed orders totaling has placed orders totaling $2,655,336.

On January 11, 2023, the Company announced that it would be partnering with the Iowa Governor’s STEM advisory Council to provide the Company’s Discover Drones program to middle and high school students for the 2023-2024 school year via Iowa’s Scale-Up Program. This is the second year in a row that the Company has been awarded this partnership. The Iowa legislature must approve the funding for the Scale-Up Program before this business is official. However, they have always approved the funding, Scale-Up awardees have already been notified, and the Company is preparing for the two-day trainings that will be conducted in Iowa in July and August of 2023.

Management contemplates corporate decisions in a long-term context. Corporate efforts to secure larger customer relationships have been successful. The Company has a healthy financial position and its business outlook for fiscal year 2024 is bright. Management strongly believes that the Company will be able to operate as a going concern over the next year from the date of this report.

NOTE 3 - ACCOUNTS RECEIVABLE

In the Company’s normal course of business, the Company provides credit terms to its customers, which generally range from net 15 to 45 days. The Company performs ongoing credit evaluations of its customers. During fiscal year 2022, the Company had two customers -A and B below- who exceeded 10% of Company revenue. Neither of those customers represented over 10% of Company sales in fiscal year 2023. Only one customer - Customer C - represented over 10% of Company sales in fiscal year 2023.

	2023 % of Revenue	3/31/2023 % of A/R	2022 % of Revenue	3/31/2022 % of A/R
Customer A	4%	10%	12%	8%
Customer B	7%	45%	22%	0%
Customer C	38%	0%	0%	0%

Notes to audited financial statements

F-10

PCS Edventures!, Inc.

NOTE 4 - PREPAID EXPENSES

Prepaid expenses consisted of the following for the fiscal years ended March 31, 2023 and 2022:

	March 31, 2023	March 31, 2022
Prepaid insurance	$8,891	$5,571
Prepaid tradeshows	34,316	3,498
Prepaid inventory	374,926	49,082
Prepaid software	16,287	15,138
Other prepaid expenses	1,698	12,439
Total Prepaid Expenses	$436,118	$85,728

NOTE 5 - COMMON AND PREFERRED STOCK TRANSACTIONS

a. Common Stock

The Company has 150,000,000 authorized shares of common stock. As of March 31, 2023, shares outstanding were 125,732,479. As of March 31, 2022, shares outstanding were 124,482,479.

During the fiscal years ending March 31, 2023 and 2022, the Company expensed amounts related to stock options granted of $15,990 and $25,839 respectively.

During the fiscal year ended March 31, 2023, the Company issued 1,250,000 shares of “restricted” Rule 144 common stock related to the exercise of employee performance options. During the fiscal year ended March 31, 2022, the Company issued 1,000,000 shares of “restricted” Rule 144 common stock related to the exercise of warrants attached to a promissory note.

b. Preferred Stock

The Company has 20,000,000 authorized shares of preferred stock. As of March 31, 2023 and 2022, there were no preferred shares issued or outstanding.

NOTE 6 - NOTES PAYABLE

Notes payable consisted of the following as of March 31, 2023 and 2022:

	March 31,
	2023	2022
Notes payable, related party	-	1,493,327
Total Notes Payable	$-	$1,493,327

Note Payable Related Party

From April 1, 2013 to March 31, 2017, the Company executed related party promissory notes with the Chairman and CEO for $1,292,679, $175,000, and $340,000 paid down to a principal balance of $220,648, with interest of 10% per annum. All of these notes were in default by April 30, 2016. All accrued interest as of December 31, 2018 was converted to shares of “restricted” Rule 144 common stock with a per share value of $0.02 to $0.04. Monthly interest payments have been made in cash starting in January of 2019. On April 19, 2019, these notes were consolidated to one promissory note for $1,688,327, with interest of 10% per annum, and extending the due date to April 20, 2020. The note was subsequently amended, extending the due date to May 1, 2021. The note was subsequently amended to extend the due date to May 1, 2022. The note was subsequently amended to extend the due date to May 1, 2023. Total interest accrued and paid in the fiscal year ending March 31, 2022 totaled $143,938. The principal balance as of March 31, 2022 was $1,443,327 with $11,863 interest accrued. No principal payments were made during fiscal year 2022. During fiscal year 2023, this note was paid off in full.

Notes to audited financial statements

F-11

PCS Edventures!, Inc.

On February 1, 2017, the Company executed a non-convertible promissory note with no warrants attached with a member of the Executive Management Team and Board of Directors, for $50,000 at 20% interest per annum, due April 30, 2017. The note’s principal balance of $50,000, and accrued interest of $23,342 as of May 31, 2019 was amended on June 1, 2019. The promissory note June 1, 2019 amendment reduced the interest rate to 10% per annum, but to accrue interest on both the $50,000 principal balance and the $23,342 accrued interest and extended the due date to May 31, 2020. The promissory note was subsequently amended on June 1, 2020, with a principal balance of $50,000 and accrued interest of $30,697. As of March 31, 2022, total interest accrued was $43,928. This promissory note due date was subsequently amended to a new due date of May 31, 2023 with all other terms and conditions remaining the same. During fiscal year 2023, this note was paid off in full.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Leases

The Company adopted ASC 842 as of November 9, 2019 using a modified retrospective transition approach for all leases existing at December 31, 2019, the date of the initial application. Consequently, financial information will not be updated, and disclosures required under ASC 842 will not be provided for dates and periods before January 1, 2020.

As of March 31, 2023, the Company recognized operating lease liabilities of $175,752 based on the present value of the remaining minimum rental payments determined under prior lease accounting standards and corresponding Right of Use Assets (ROU) of $173,353.

The Company determines if a contract is a lease or contains a lease at inception. Right of use assets related to operating type leases are reported in other noncurrent assets and the present value of remaining lease obligations is reported in accrued and other liabilities and other noncurrent liabilities on the Balance Sheets. The Company does not currently have any financing type leases.

Operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The Company’s leases do not provide an implicit rate. The Company determines the incremental borrowing rates applicable to the economic environment based on the information available at commencement date, in determining the present value of future payments. The right of use asset for operating leases is measured using the lease liability adjusted for the impact of lease payments made prior to commencement, lease incentives received, initial direct costs incurred and any asset impairments. Lease te1ms may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company re-measures and reallocates the consideration in a lease when there is a modification of the lease that is not accounted for as a separate contract. The lease liability is re-measured when there is a change in the lease te1m or a change in the assessment of whether the Company will exercise a lease option. The Company assesses right of use assets for impairment in accordance with its long-lived asset impairment policy.

Notes to audited financial statements

F-12

PCS Edventures!, Inc.

The Company accounts for lease agreements with contractually required lease and non-lease components on a combined basis. Lease payments made for cancellable leases, variable amounts that are not based on an observable index and lease agreements with an original duration of less than twelve months are recorded directly to lease expense.

a. Office and Warehouse

The Company leases one building containing its main office and warehouse space under a non-cancelable lease agreement, which commenced on March 2, 2016, accounted for as an operating lease expiring March 14, 2020. On March 3, 2020, a third amendment extended the lease for 19.5 months, expiring October 31, 2021 at $0.60 a square foot. On September 16, 2021, the Company signed a fourth amendment to the lease with a monthly rental amount starting at $6,800 and escalating by $200 per month at the end of each lease year, which is due to expire on October 31, 2024. Building lease expenses were $106,462 and $98,602 for the fiscal years ended March 31, 2023, and 2022, respectively.

b. Equipment

The Company leased one production printer on November 12, 2015 for a term of 60 months, with a purchase option of fair market value, expiring December 2020. The Company leased a replacement production printer for 60 months commencing on January 14, 2020. Equipment lease expense was $31,896 for the fiscal years ended March 31, 2023 and 2022.

As of March 31, 2023, accounted for and presented under ASC 842 guidance, the future minimum lease payments on operating leases, were as follows:

Total minimum lease obligation over the next 5 years

Fiscal Year	Amount
2024	$103,026
2025	70,327
2026	-
2027	-
Total	$173,353

	Balance Sheet Location	March 31, 2023
Right of use assets	Other noncurrent assets	$173,353

Lease payable	Current liabilities	103,026
Lease payable	Long-term liabilities	2,726
Total lease payable		$175,752

Supplemental cash flow information related to operating leases:

March 31, 2023
Operating cash paid to settle lease liabilities	$114,496
Right of use asset additions in exchange for lease liabilities	-

March 31, 2023
Weighted average remaining lease term (in years)	1.46

Weighted average discount rate	10%

Notes to audited financial statements

F-13

PCS Edventures!, Inc.

NOTE 8 - PAYROLL LIABILITIES & ACCRUED EXPENSES

Accrued expenses are made up of the following as of March 31, 2023 and 2022:

	March 31,
	2023	2022
Payroll liabilities	$201,724	$226,237
Interest payable	-	43,928
Sales tax payable	3,399	6,672
State tax payable	21,108	-
Total accrued expenses	$226,231	$276,837

NOTE 9 - INCOME TAXES

Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgments that could become subject to examination by tax authorities in the ordinary course of business. We periodically assess the likelihood of adverse outcomes resulting from these examinations to determine the impact on our deferred taxes and income tax liabilities and the adequacy of our provision for income taxes. Changes in income tax legislation, statutory income tax rates or future taxable income levels, among other things, could materially impact our valuation of income tax assets and liabilities and could cause our income tax provision to vary significantly among financial reporting periods.

Net deferred tax assets and liabilities consist of the following components as of March 31, 2023 and 2022:

	March 31,
	2023	2022
Deferred tax assets
Right of use liabilities	48,539	74,950
Goodwill amortization	15,041	16,961
Charitable Contribution carryover	19
NOL carryover	3,255,242	3,803,535
Total deferred tax assets	3,318,841	3,895,447

Deferred tax liabilities
Right of use assets	(48,539)	(74,950)
Depreciation	(5,101)	(4,806)
Total deferred tax liabilities	(53,640)	(79,757)
Net deferred tax assets	3,265,201	3,815,690

Less valuation allowance	(2,253,735)	(3,815,690)
Net deferred tax assets	1,011,466	-

The reconciliation of the Company’s net income taxes for fiscal 2023 and 2022 are as follows:

Notes to audited financial statements

F-14

PCS Edventures!, Inc.

	March 31, 2023	March 31, 2022
U.S. Federal income tax at statutory rate	$376,732	$147,723
Non-taxable income	-	(54,659)
State taxes, net of Federal benefit	127,569	49,241
Non-taxable income	(4,200)	-
Change in valuation allowance	(1,511,567)	(142,305)
Income Tax Benefit	(1,011,466)	-

The Company files income tax returns in the United States, the State of Idaho, and the State of California. The statute of limitations on a Federal tax return is the due date of the tax return plus three years. In the case of NOLs, the year in which the NOL was generated remains open up to the amount of the NOL until the statute of limitations expires on the year it was used. All required tax returns of the Company due since inception have been filed.

Summary of Federal Operating Loss Carryforwards

Unused operating loss carryforward March 31, 2022	$13,926,426
Operating loss carryforwards realized	$1,815,072
Expiration of operating loss carryforward	-
Unused operating loss carryforward March 31, 2023	$12,111,354

NOTE 10 - DILUTIVE INSTRUMENTS

Stock Options and Warrants

The following table summarizes option / warrant activity during the year ended March 31, 2023:

	Number of Options	Weighted Average Exercise Price	Weighted Average Fair Value at Issuance	Weighted Average Remaining Contract Life	Intrinsic Value

Outstanding at March 31, 2022	1,250,000	$0.024	$0.024	0.51	$21,250
Granted	-	0.025	-	-	-
Expired	-	0.025	-	-	-
Exercised	1,250,000	-	-	-	-

Outstanding at March 31, 2023	-	-	-	-	-
Exercisable at March 31, 2023	-	-	-	-	-

During fiscal year 2023, 1,250,000 employee performance options were exercised. There were no options or warrants outstanding as of March 31, 2023.

NOTE 11 - RELATED PARTY TRANSACTIONS

On August 21, 2018, the Company granted 1,000,000 stock options to our President, Michael J. Bledsoe. The expected volatility rate of 254.03% was calculated using the Company’s stock price over the period beginning August 21, 2018, through date of issue. A risk-free interest rate of 0.27% was used to value the options. The options were valued using the Black-Scholes valuation model. The options vested immediately and were exercisable at $0.025 per share which represents the fair market value at the date of grant in accordance with the 2009 Equity Incentive Plan. The maturity date was August 21, 2021. The entire value of the options were expensed at time of grant as they vested immediately. On August 21, 2021, the options expired and the Company issued 1,000,000 new options with a one year maturity and a strike price of $0.025 accounted for as a modification. These options were exercised on August 18, 2022.

Notes to audited financial statements

F-15

PCS Edventures!, Inc.

From April 1, 2013 to March 31, 2017, the Company executed related party promissory notes with the Chairman and CEO for $1,292,679, $175,000, $340,000 paid down to a principal balance of $220,648, with interest of 10% per annum. Monthly interest payments have been made in cash starting in January of 2019. On April 19, 2019, these notes were consolidated to one promissory note for $1,688,327, with interest of 10% per annum, and extending the due date to April 20, 2020. Total interest accrued and paid in the fiscal year ending March 31, 2020 totaled $142,210. Principal payments were made totaling $245,000 for an ending principal balance at March 31, 2020 of $1,443,327. The note was subsequently amended with a maturity date of May 1, 2021, with all other terms and conditions remaining the same. No principal payments were made on this note in fiscal year 2021, leaving a principal balance as of March 31, 2021 of $1,443,327. This promissory note due date was subsequently amended to a new due date of May 1, 2022, with all other terms and conditions remaining the same. No principal payments were made on this note during fiscal year 2022, leaving a principal balance as of March 31, 2022 of $1,443,327. During fiscal year 2023, this promissory note was paid in full.

On February 1, 2017, the Company executed a non-convertible promissory note with no warrants attached with a member of the Executive Management Team and Board of Directors, for $50,000 at 20% interest per annum, due April 30, 2017. The note’s principal balance of $50,000, and accrued interest of $23,342 as of May 31, 2019 was amended on June 1, 2019. The promissory note June 1, 2019 amendment reduced the interest rate to 10% per annum, but to accrue interest on both the $50,000 principal balance and the $23,342 accrued interest and extended the due date to May 31, 2020. This promissory note due date was subsequently amended to a new due date of May 31, 2021. As of March 31, 2021, the principal balance on this note was $50,000 and the accrued interest was $36,805. This promissory note due date was subsequently amended to a new due date of May 1, 2022, with all other terms and conditions remaining the same. During fiscal year 2023, this promissory note was paid in full.

NOTE 12 - SUBSEQUENT EVENTS

On June 14th, 2023, the Company entered into an agreement to purchase 998,985 shares of its common stock, 120,000 of these shares being “restricted” Rule 144 common stock, at a price per share of $0.05, for a total amount of $49,949 from a shareholder who solicited the Company with the offer. The transaction has not been finalized as of the date of this report. The Company intends to retire the stock once the transaction is completed.

The Company opened a money market account with Vanguard to invest surplus cash. The account was funded with $500,000 on June 27, 2023. At the time of funding the account, the money market fund had a 7-day SEC yield of 5.04% and an expense ratio of 0.11%.

Notes to audited financial statements

F-16

PCS Edventures!, Inc.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The accompanying notes are an integral part of these financial statements

F-17

PCS Edventures!, Inc.

PCS EDVENTURES!, INC.

Balance Sheets

	(unaudited)	(audited)
	June 30, 2023	March 31, 2023
CURRENT ASSETS
Cash	$1,044,181	$442,657
Accounts receivable, net of allowance for doubtful
Accounts of $18,469	917,277	363,947
Accounts receivable, other receivables	13,315	13,312
Prepaid expenses	778,018	436,118
Inventory, net	1,083,219	1,237,872
Total Current Assets	3,836,010	2,493,906

NONCURRENT ASSETS
Lease Right-of-Use Asset	148,550	173,352
Deposits	6,300	6,300
Property and equipment, net	36,853	31,533
Deferred tax asset	1,011,466	1,011,466
Total Noncurrent Assets	1,203,169	1,222,651

TOTAL ASSETS	$5,039,179	$3,716,557

CURRENT LIABILITIES
Accounts payable	$172,631	$27,927
Payroll liabilities and accrued expenses	214,541	226,231
Deferred revenue	361,117	7,085
Lease Liability, current portion	105,643	103,026
Total Current Liabilities	853,932	364,269

NONCURRENT LIABILITIES
Lease liabilities, net of current portion	45,307	72,726
Total Noncurrent Liabilities	45,307	72,726

TOTAL LIABILITIES	$899,239	$436,995

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, no par value, 20,000,000 authorized shares, No shares issued and outstanding	-	-
Common stock, no par value, 150,000,000 authorized shares, 125,732,479 and 124,732,479 shares issued and outstanding as of June 30, 2023 and March 31, 2023, respectively	-	-
Additional Paid-in Capital	40,635,392	40,635,392
Accumulated deficit	(36,495,452)	(37,355,830)
Total Stockholders’ Equity	4,139,940	3,279,562
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,039,179	$3,716,557

The accompanying notes are an integral part of these financial statements

F-18

PCS Edventures!, Inc.

PCS EDVENTURES!, INC.

Statements of Operations (unaudited)

	For the three months ended June 30,
	2023	2022
REVENUES
Revenue	$2,605,281	$1,391,785
Total Revenues	2,605,281	1,391,785

COST OF SALES	1,004,070	556,618

GROSS PROFIT	1,601,211	835,167

OPERATING EXPENSES
Salaries and wages	446,276	326,272
General and administrative expenses	294,834	214,183
Total Operating Expenses	741,110	540,455
OPERATING INCOME	860,101	294,712

OTHER INCOME AND (EXPENSES)
Interest income (expense)	277	(37,580)
Net Other Income (Expense)	277	(37,580)

NET INCOME	$860,378	$257,132

Net Income per common share:
Basic	$0.01	$0.00
Fully Diluted	$0.01	$0.00

Weighted Average number of shares outstanding
Basic	125,732,479	124,482,479
Fully diluted	125,732,479	125,079,838

The accompanying notes are an integral part of these financial statements

F-19

PCS Edventures!, Inc.

PCS EDVENTURES!, INC.

Statement of Stockholders’ Equity (Deficit)

(unaudited)

	# of Common	Common	Additional	Accumulated	Stockholders’
	Shares O/S	Stock	Paid-in Capital	Deficit	Equity (Deficit)

Balance at 3/31/2023	125,732,479	-	$40,635,392	($37,355,830)	$3,279,562
Net income	-	-	-	$860,378	$860,378
Balance at 6/30/2023	125,732,479	-	$40,635,392	($36,495,452)	$4,139,940

Balance at 3/31/2022	124,482,479	-	40,589,402	(40,132,006)	$457,396
Net income	-	-	-	$257,132	$257,132
Option expense	-	-	$10,544	-	$10,544
Balance at 6/30/2022	124,482,479	-	$40,599,946	($39,874,874)	$725,072

The accompanying notes are an integral part of these financial statements

F-20

PCS Edventures!, Inc.

PCS EDVENTURES!, INC.

Statements of Cash Flows

(unaudited)

	For the Three Months ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$860,378	$257,132
Stock based compensation	-	10,544
Depreciation and amortization	2,367	862
Right of use asset amortization	24,803	22,490
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	(553,329)	(248,509)
(Increase) decrease in prepaid expenses	(341,902)	(273,631)
(Increase) decrease in inventories	154,653	116,708
(Increase) decrease in other current assets	(3)	-
(Decrease) increase in accounts payable and accrued liabilities	133,014	112,922
(Increase) decrease in lease liability	(24,802)	(21,889)
Increase (Decrease) in unearned revenue	354,032	35,248
Net Cash Provided by Operating Activities	609,211	11,877

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of fixed assets	(7,687)	(6,118)
Net Cash (Used by) Investing Activities	(7,687)	(6,118)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt	$-	$(43,327)
Net Cash (Used by) Financing Activities	-	(43,327)

Net Increase (Decrease) in Cash	601,524	(37,569)
Cash at Beginning of Quarter	442,657	584,071
Cash at End of Quarter	1,044,181	546,502

The accompanying notes are an integral part of these financial statements

F-21

PCS Edventures!, Inc.

PCS EDVENTURES!, INC.

Notes to the Financial Statements (unaudited)

June 30, 2023 and 2022

NOTE 1 - DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The financial statements presented are those of PCS Edventures!, Inc., an Idaho corporation (“PCS,” “PCSV,” “we,” “our,” “us” or similar words), incorporated in 1994, in the State of Idaho. PCS specializes in experiential, hands-on, K12 education and drone technology. PCS has extensive experience and intellectual property (IP) that includes drone hardware, product designs, and K-12 curriculum content. PCS continually develops new educational products based upon market needs that the Company identifies through its sales and customer networks.

PCS educational and drone products are developed from both in-house efforts and contracted services. They are marketed through reseller channels, direct sales efforts, partner networks, and web-based strategies.

PCS has developed and sells a variety of STEM education products into the K12 market which can be categorized as follows:

1.	Enrichment Programs – These camps are for the informal learning market and are designed to be highly engaging for students while easily administered by the instructor. The Company offers approximately 30 different enrichment programs and typically develops at least two new programs each year. Some of the more popular programs include Ready, Set, Drone!; Drone Designers; Traveling Artist; Unleash Your Wild Side, Build a Better World; Claymation; Oceanic Exploration; Pirate; and Flight and Aerodynamics.

2.	Discover Series Products – These products are designed for the makerspace environment and include engaging STEM activities that motivate students to pursue educational pathways toward STEM careers. The Discover Series includes Discover Engineering; Discover Robotics & Physics; Discover Robotics & Programming; and Discover STEM.

3.	BrickLAB Products – These products are designed for the grade school market and use the Company’s proprietary bricks and curriculum to engage students to explore, imagine, and create within a STEM education framework. The Company offers a variety of grade-specific BrickLAB products.

4.	Discover Drones, Add-on Drone Packages and Ala Carte Drone Items – These products are designed around using drones as a platform for STEM education and career exploration. These titles include the Discover Drones series of Products; Discover Drones Indoor Coding Bundle; Discover Drones Indoor Racing Add-On; Discover Drones Outdoor Practice Add-on; and all the spare parts and ala carte drone items offered in the Company’s comprehensive drone packages.

5.	STEAMventures BUILD Activity Book – These series of activity books are designed for the K-3 market and ideal for a distance-learning environment. The series includes twelve (12) different issues. Instructor guides and/or family engagement guides are included. The Company also provides the necessary bricks for the builds in the activity books as a separate, but related product.

6.	Professional Development Training – The Company offers professional development trainings, for a fee, to educators who are implementing the Company’s products in their classroom.

Notes to unaudited financial statements

F-22

PCS Edventures!, Inc.

The Company intends to continue developing STEM education products that address demand from large markets.

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a March 31 fiscal year end.

Cash and Cash Equivalents

Cash and cash equivalents, totaling $1,044,181 and $442,657 at June 30, 2023 and March 31, 2023, respectively, consist of operating and savings accounts. For purposes of the statements of cash flows, the Company considers all highly-liquid financial instruments with original maturities of three months or less at date of purchase to be cash equivalents.

Use of Estimates

The preparation of these financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires Management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include reserves related to accounts receivable and inventory, the valuation allowance related to deferred tax assets, the valuation of equity instruments, and debt discounts.

Concentration of Credit Risks and Significant Customers

The Company extends credit to customers and is therefore subject to credit risk. Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which when realized have been within the range of management’s expectations. An allowance for doubtful accounts is recorded to account for potential bad debts. Estimates are used in determining the allowance for doubtful accounts and are based upon an assessment of selected account, historic averages, and as a percentage of remaining accounts receivable by aging category. In determining these percentages, the Company evaluates historical write-offs, and current trends in customer credit quality, as well as changes in credit policies. The Company generally does not require collateral from its customers. The Company has established an allowance for doubtful accounts of $18,469 at June 30, 2023 and March 31, 2023.

Inventory

Finished goods inventory is composed of items produced in-house, as well as items from outside suppliers. These items include, but are not limited to, Fischertechnik® manipulatives, Brick manipulatives, drone components, digital media equipment, furniture units, curriculum, and other miscellaneous items used in our various labs. Our inventory is carried at the lower of cost or market and valued using the average cost method for each item.

When indicators of inventory impairment exist, the Company measures the carrying value of the inventory against its market value, and if the carrying value exceeds the market value, the inventory value is adjusted accordingly. The provision for excess and obsolete inventory reserve as of June 30, 2023 and March 31, 2023 was $4,964 and $6,343, respectively.

Notes to unaudited financial statements

F-23

PCS Edventures!, Inc.

Property, Plant and Equipment

Depreciation on property and equipment is computed using the straight-line method over the estimated useful life of the asset. The Company had fully depreciated property and equipment of $224,282 and software of $127,355 prior to March 31, 2018. Beginning in fiscal year 2022 through the current reporting period, the Company purchased various warehouse and office equipment for $46,010 and recognized $9,157 in depreciation of that equipment for a total property and equipment of $36,853 as of June 30, 2023. As of March 31, 2023, property and equipment was $31,533, net of $6,790 in depreciation.

Software has been fully depreciated as of June 30, 2023 and March 31, 2023.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment annually, or when events or circumstances arise that indicate the existence of impairment for patents and other intangibles. There was no impairment recorded during the three months ended June 30, 2023 and 2022.

Revenue Recognition

The Company accounts for revenue in accordance with FASB ASC 606, Revenue from Contracts with Customers, which we adopted on April 1, 2018. Revenue amounts presented in our financial statements are recognized net of sales tax, value-added taxes, and other taxes. Amounts received as prepayment on future products or services are recorded as unearned revenues and recognized as income when the product is shipped, or service performed.

The Company had deferred revenue of $361,117 for the three months ended June 30, 2023 related to contractual commitments with customers where the performance obligation will be satisfied within the fiscal year ending March 31, 2024. The revenue associated with these performance obligations is recognized as the obligation is satisfied. The Company had $7,085 of deferred revenue as of March 31, 2023.

Most of our contracts with customers contain transaction prices with fixed consideration; however, some contracts may contain variable consideration in the form of discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties and other similar items. When a contract includes variable consideration, we evaluate the estimate of variable consideration to determine whether the estimate needs to be constrained; therefore, we include the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. This can result in recognition of revenue over time as we perform services or at a point in time when the deliverable is transferred to the customer, depending on an evaluation of the criteria for over time recognition in FASB ASC 606. For certain fixed-fee per transaction contracts, such as delivering training courses or conducting workshops, revenue is recognized during the period in which services are delivered in accordance with the pricing outlined in the contracts.

Stock-Based Compensation

We recognize stock-based compensation expense under the provisions of ASC 718, Compensation —Stock Compensation (“ASC 718”). We use the Black-Scholes option pricing model to calculate the fair value of stock options at their respective grant date. The use of option valuation models requires the input of highly subjective assumptions, including the expected stock price volatility and the expected term of the option. The fair value of restricted stock awards is the fair market value on the date of grant. We recognize these compensation costs on a straight-line basis over the requisite service period, which is generally the vesting period of the award.

During fiscal year 2023, two sets of performance options were exercised. Mike Bledsoe, President, exercised 1,000,000 options at 2.5 cents per share. Michelle Fisher, Director of STEM Curriculum, exercised 250,000 options at 2 cents per share. As of June 30, 2023 and March 31, 2023, the Company had no outstanding warrants or options.

Notes to unaudited financial statements

F-24

PCS Edventures!, Inc.

Business Segments and Related Information

GAAP establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas and major customers. The Company currently operates in one business segment.

Net Earnings (Loss) Per Share of Common Stock

The Company calculates net income (loss) per share in accordance with ASC 260, Earnings Per Share (“ASC 260”). Under ASC 260, basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the reporting period. The weighted average number of shares of common stock outstanding includes vested restricted stock awards. Diluted net income (loss) per share (“EPS”) reflects the potential dilution that could occur assuming exercise of all dilutive unexercised stock options and warrants. The dilutive effect of these instruments was determined using the treasury stock method. Under the treasury stock method, the proceeds received from the exercise of stock options and restricted stock awards, the amount of compensation cost for future service not yet recognized by the Company and the amount of tax benefits that would be recorded as income tax expense when the stock options become deductible for income tax purposes are all assumed to be used to repurchase shares of the Company’s common stock.

Common stock outstanding reflected in the Company’s balance sheets includes restricted stock awards outstanding. Securities that may participate in undistributed net income with common stock are considered participating securities. The following schedule presents the calculation of basic and diluted net income per share:

	For the Three Months ended June 30,
	2023	2022
Net Income per common Share:
Basic	$0.01	$0.00
Diluted	$0.01	$0.00

Weighted average number of common shares outstanding Basic	125,732,479	124,482,479
Weighted average number of common shares outstanding Fully diluted	125,732,479	125,079,838

Common stock outstanding reflected in the Company’s balance sheet includes restricted stock awards outstanding. The computation of diluted loss per share does not assume exercise or conversion of securities that would have an anti-dilutive effect.

Net income for the three months ended June 30, 2023 and 2022 was $860,378 and $257,132, respectively.

Recently Issued Accounting Pronouncements

The Company has reviewed other recent accounting pronouncements and has determined that they will not significantly impact the Company’s results of operations or financial position.

Notes to unaudited financial statements

F-25

PCS Edventures!, Inc.

NOTE 2 – BUSINESS CONDITION

As of June 30, 2023, the Company had $1,044,181 in cash and $917,277 in accounts receivable, with no debt. Management strongly believes that the Company can sustain its operations over the course of the next 12 months with the cash and accounts receivable it has on hand, and with the revenue and associated profit generated from the sales expected over the course of the next 12 months.

NOTE 3 – ACCOUNTS RECEIVABLE

In the Company’s normal course of business, the Company provides credit terms to its customers, which generally range from net 15 to 30 days. The Company performs ongoing credit evaluations of its customers. The Company established an allowance for uncollectible accounts of $18,469 at June 30, 2023 and March 31, 2023.

NOTE 4 - PREPAID EXPENSES

Prepaid expenses for the periods are as follows:

	June 30, 2023	March 31, 2023
Prepaid insurance	$3,556	$8,891
Prepaid tradeshows	11,070	34,316
Prepaid inventory	750,720	374,926
Prepaid software	12,672	16,287
Prepaid other	-	1,698
Total Prepaid Expenses	$778,018	$436,118

NOTE 5 - COMMON AND PREFERRED STOCK TRANSACTIONS

a. Common Stock

The Company has 150,000,000 authorized shares of common stock, no par value. At June 30, 2023 the total common shares issued and outstanding was 125,732,479.

During the three months ended June 30, 2023, the Company had no option expense.

During the three months ending June 30, 2023, the Company did not issue shares of common stock.

b. Preferred Stock

The Company has 20,000,000 authorized shares of preferred stock. As of June 30, 2023 and 2022, there were no preferred shares issued or outstanding.

NOTE 6 - NOTES PAYABLE

The Company had no notes payable outstanding as of June 30, 2023 and March 31, 2023.

Notes to unaudited financial statements

F-26

PCS Edventures!, Inc.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Leases

The Company adopted ASC 842 as of November 9, 2019 using a modified retrospective transition approach for all leases existing at December 31, 2019, the date of the initial application. Consequently, financial information will not be updated, and disclosures required under ASC 842 will not be provided for dates and periods before January 1, 2020.

The Company determines if a contract is a lease or contains a lease at inception. Right of use assets related to operating type leases are reported in other noncurrent assets and the present value of remaining lease obligations is reported in accrued and other liabilities and other noncurrent liabilities on the Balance Sheets. The Company does not currently have any financing type leases.

Operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The Company’s leases do not provide an implicit rate. The Company determine the incremental borrowing rates applicable to the economic environment based on the information available at commencement date, in determining the present value of future payments. The right of use asset for operating leases is measured using the lease liability adjusted for the impact of lease payments made prior to commencement, lease incentives received, initial direct costs incurred and any asset impairments. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company re-measures and reallocates the consideration in a lease when there is a modification of the lease that is not accounted for as a separate contract. The lease liability is re-measured when there is a change in the lease term or a change in the assessment of whether the Company will exercise a lease option. The Company assesses right of use assets for impairment in accordance with its long-lived asset impairment policy.

The Company accounts for lease agreements with contractually required lease and non-lease components on a combined basis. Lease payments made for cancellable leases, variable amounts that are not based on an observable index and lease agreements with an original duration of less than twelve months are recorded directly to lease expense.

a. Office and Warehouse

The Company leases one building containing its main office and warehouse space under a non-cancelable lease agreement, which commenced on March 2, 2016, accounted for as an operating lease expiring March 14, 2020. On March 3, 2020, a third amendment extended the lease for 19.5 months, expiring October 31, 2021 at $0.60 a square foot. On September 16, 2021, the Company signed a fourth amendment to the lease with a monthly rental amount starting at $6,800 and escalating by $200 per month at the end of each lease year, which is due to expire on October 31, 2024. Building lease expense was $26,400 and $25,282 for the three months ended June 30, 2023 and 2022, respectively.

b. Equipment

The Company leased a production printer for 60 months commencing on January 14, 2020. Equipment lease expense was $31,896 for the fiscal years ended March 31, 2023 and 2022 and $7,362 for the quarters ended June 30, 2023 and 2022..

As of June 30, 2023, accounted for and presented under ASC 842 guidance, the future minimum lease payments on operating leases, were as follows:

Total minimum lease obligation over the next 5 years

Fiscal Year	Amount
2024	105,643
2025	42,907
2026	-
2027	-
Total	$148,550

Notes to unaudited financial statements

F-27

PCS Edventures!, Inc.

	Balance Sheet Location	June 30, 2023
Right of use assets	Other noncurrent assets	$148,550

Lease payable	Current liabilities	$105,643
Lease payable	Long-term liabilities	45,307
Total lease payable		$150,950

Supplemental cash flow information related to operating leases:

June 30, 2023
Operating cash paid to settle lease liabilities	$28,974
Right of use asset additions in exchange for lease liabilities	-

June 30, 2023
Weighted average remaining lease term (in years)	1.5
Weighted average discount rate	10%

NOTE 8 – PAYROLL LIABILITIES & ACCRUED EXPENSES

Accrued expenses for the periods are as follows:

	June 30, 2023	March 31, 2023
Payroll liabilities	155,754	201,724
Sales tax payable	37,679	3,399
State tax payable	21,108	21,108
Total	$214,541	$226,231

NOTE 9 – INCOME TAXES

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Notes to unaudited financial statements

F-28

PCS Edventures!, Inc.

The Company may be subject to potential examination by federal, state, and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal, state, and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgments that could become subject to examination by tax authorities in the ordinary course of business. We periodically assess the likelihood of adverse outcomes resulting from these examinations to determine the impact on our deferred taxes and income tax liabilities and the adequacy of our provision for income taxes. Changes in income tax legislation, statutory income tax rates or future taxable income levels, among other things, could materially impact our valuation of income tax assets and liabilities and could cause our income tax provision to vary significantly among financial reporting periods.

The Company files income tax returns in the United States, the State of Idaho and the State of California. The statute of limitations on a Federal tax return is the due date of the tax return plus three years. In the case of NOLs, the year in which the NOL was generated remains open up to the amount of the NOL until the statute of limitations expires on the year it was used. All required tax returns of the Company due since inception have been filed. The Company does not have any unrecognized tax benefits to report in the current period.

NOTE 10 - DILUTIVE INSTRUMENTS

Stock Options and Warrants

As of June 30, 2023 the Company had no dilutive instruments outstanding. As of June 30, 2022, the Company had 1,250,000 performance options outstanding which were subsequently exercised.

NOTE 11 - RELATED PARTY TRANSACTIONS

On August 21, 2018, the Company granted 1,000,000 stock options to our President, Michael J. Bledsoe. The expected volatility rate of 254.03% was calculated using the Company’s stock price over the period beginning August 21, 2018, through date of issue. A risk-free interest rate of 0.27% was used to value the options. The options were valued using the Black-Scholes valuation model. The options vested immediately and were exercisable at $0.025 per share which represents the fair market value at the date of grant in accordance with the 2009 Equity Incentive Plan. The maturity date was August 21, 2021. The entire value of the options were expensed at time of grant as they vested immediately. On August 21, 2021, the options expired and the Company issued 1,000,000 new options with a one year maturity and a strike price of $0.025 accounted for as a modification. These options were exercised on August 18, 2022.

From April 1, 2013 to March 31, 2017, the Company executed related party promissory notes with the Chairman and CEO for $1,292,679, $175,000, $340,000 paid down to a principal balance of $220,648, with interest of 10% per annum. Monthly interest payments have been made in cash starting in January of 2019. On April 19, 2019, these notes were consolidated to one promissory note for $1,688,327, with interest of 10% per annum, and extending the due date to April 20, 2020. Total interest accrued and paid in the fiscal year ending March 31, 2020 totaled $142,210. Principal payments were made totaling $245,000 for an ending principal balance at March 31, 2020 of $1,443,327. The note was subsequently amended with a maturity date of May 1, 2021, with all other terms and conditions remaining the same. No principal payments were made on this note in fiscal year 2021, leaving a principal balance as of March 31, 2021 of $1,443,327. This promissory note due date was subsequently amended to a new due date of May 1, 2022, with all other terms and conditions remaining the same. No principal payments were made on this note during fiscal year 2022, leaving a principal balance as of March 31, 2022 of $1,443,327. During fiscal year 2023, this promissory note was paid in full.

Notes to unaudited financial statements

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PCS Edventures!, Inc.

On February 1, 2017, the Company executed a non-convertible promissory note with no warrants attached with a member of the Executive Management Team and Board of Directors, for $50,000 at 20% interest per annum, due April 30, 2017. The note’s principal balance of $50,000, and accrued interest of $23,342 as of May 31, 2019 was amended on June 1, 2019. The promissory note June 1, 2019 amendment reduced the interest rate to 10% per annum, but to accrue interest on both the $50,000 principal balance and the $23,342 accrued interest and extended the due date to May 31, 2020. This promissory note due date was subsequently amended to a new due date of May 31, 2021. As of March 31, 2021, the principal balance on this note was $50,000 and the accrued interest was $36,805. This promissory note due date was subsequently amended to a new due date of May 1, 2022, with all other terms and conditions remaining the same. During fiscal year 2023, this promissory note was paid in full.

NOTE 12 - SUBSEQUENT EVENTS

On July 10, 2023, the Company deposited $400,000 in its Vanguard money market account, bringing its principal balance to $900,000.

On August 2, 2023, the Company completed a transaction in which it purchased 998,985 shares of common stock, 120,000 of which was “restricted” Rule 144 common stock, at a price per share of $0.065 for total consideration of $64,934.03. The Company is in the process of retiring this common stock to reduce the amount of shares outstanding.

Notes to unaudited financial statements

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